Prospectus Supplement No. 2 To Prospectus Dated August 6, 2015	Filed Pursuant to Rule 424(b)(3) Registration No. 333-205871

Vertex Energy, Inc.

16,923,081 Shares of Common Stock
__________________

This prospectus supplement supplements the prospectus dated August 6, 2015, of Vertex Energy, Inc., which is part of a registration statement on Form S-1 (File No. 333-205871) (the “Prospectus”) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling stockholders as described therein.  This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is provided solely to update the selling stockholder table included in the Prospectus to (a) correct the name and address of the beneficial owner of the securities previously reported as held by Vertex One Asset Management Inc. on behalf of the Vertex Fund registered as Investor Company 5J5505D, which securities we have been advised were issued incorrectly, and are held by and should have been issued in the name of, Investor Company A/C 5J5505D, (b) update the selling stockholder table of the prospectus to reflect a transfer from a previously identified selling stockholder (Capital Ventures International), to a new stockholder (CVI Investments, Inc.), and (c) to update the number of shares of common stock beneficially owned by Investor Company 5J5505D.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated August 6, 2015, with respect to the securities described above, including any amendments or supplements thereto.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 12 of the Prospectus and set forth in the documents incorporated by reference therein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December [ ], 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend, supplement and correct the information that appears under the caption “Selling Stockholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING STOCKHOLDERS

The following information is provided to update the selling stockholder table in the Prospectus to (a) correct the name and address of the beneficial owner of the securities previously reported as held by “Vertex One Asset Management Inc. on behalf of the Vertex Fund registered as Investor Company 5J5505D”, which securities we have been advised were issued incorrectly, and are held by and should have been issued in the name of, “Investor Company A/C 5J5505D”, (b) to update the selling stockholder table of the prospectus to reflect a transfer from a previously identified selling stockholder (Capital Ventures International), to a new stockholder (CVI Investments, Inc.), and (c) to update the number of shares of common stock beneficially owned by Investor Company 5J5505D.  Certain of the securities have been transferred by the original selling stockholders named in the Prospectus or reissued after the date of the original Prospectus, including 1,612,904 shares of Series B Preferred Stock and warrants to purchase 806,452 shares of common stock originally incorrectly issued in the name of “Vertex One Asset Management Inc. on behalf of the Vertex Fund registered as Investor Company 5J5505D” which have been reissued into the correct holder’s name, “Investor Company A/C 5J5505D”, and 161,292 shares of Series B Preferred Stock and warrants to purchase 80,646 shares of common stock originally issued to Capital Ventures International which were transferred to CVI Investments, Inc., and such transfers and reissuances have been updated in the table below, which replaces and supersedes the “Selling Stockholders” table in the Prospectus.  This prospectus supplement also updates the number of securities currently beneficially owned by Investor Company 5J5505D.

		Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Number of Shares of Common Stock Being Offered (3)		Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (4)
Name of Selling Stockholders		Number	Percentage (2)			Number	Percentage
Adam Usdan	(5)	2,690,932	9.0%	474,452	(28)	1,325,446	3.3%
Alexander Douglas 2K3 Trust	(6)	322,584	1.1%	195,539	(28)	-	-
Amanda Douglas 2K3 Trust	(7)	322,584	1.1%	195,539	(28)	-	-
Ardsley Partners Renewable Energy Fund, L.P.	(8)	645,162	2.2%	1,173,223	(28)	-	-
Burguete Investment Partnership, L.P.	(9)	80,646	*	146,654	(28)	-	-
CVI Investments, Inc.	(10)	161,292	*	293,308	(28)	-	-
Carrhae & Co. fbo Wasatch Micro Cap Value Fund	(11)	500,000	1.7%	909,247	(28)	-	-
Harbour Holdings Ltd.	(12)	117,098	*	212,942	(28)	-	-
Intracoastal Capital, LLC	(13)	32,260	*	58,665	(28)	-	-
IRA Services Trust Company CFBO Richard Jacinto II Roth IRA	(14)	1,290,324	4.4%	2,346,445	(28)	-	-
Jake Douglas 2K3 Trust	(15)	322,584	1.1%	195,539	(28)	-	-
KC Gamma Opportunity Fund LP	(16)	112,904	*	205,315	(28)	-	-

MAZ Partners LP	(17)	40,000	*	72,740	(28)	-	-
Osher Capital Partners LLC	(18)	30,000	*	54,555	(28)	-	-
Pennington Capital LLC	(19)	580,646	2.0%	1,055,901	(28)	-	-
Prescott Group Aggressive Small Cap Master Fund, G.P.	(20)	967,742	3.3%	1,759,831	(28)	-	-
Skylands Quest LLC	(21)	48,388	*	87,993	(28)	-	-
Skylands Special Investment II LLC	(22)	26,452	*	48,103	(28)	-	-
Skylands Special Investment LLC	(23)	130,646	*	237,579	(28)	-	-
Trellus Partners, LP	(24)	2,690,932	9.1%	1,422,062	(28)	1,325,446	3.3%
Trellus Small Cap Opportunity Fund, LP	(25)	2,690,932	9.1%	586,613	(28)	1,325,446	3.3%
Investor Company A/C 5J5505D	(26)	1,829,704	6.1%	2,933,055	(28)	216,800	*
Warren Ohio Holdings Co. Inc.	(27)	2,257,781	8.0%	2,257,781	(29)	-	-

* Less than one percent (1%).

(1)
“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of July 24, 2015 (except for the number of shares beneficially owned by Investor Company A/C 5J5505D, which number of shares beneficially owned is as of August 25, 2015), and the percentage is based upon 28,181,761 shares of our common stock outstanding as of July 24, 2015. Each selling stockholder’s information comes from questionnaires provided by the selling stockholders to the Company dated around the date of this prospectus, and such information may have changed from the date such information was provided until the date of this prospectus or after the date of this prospectus. The number of shares of common stock beneficially owned do not include any shares of common stock issuable upon exercise of the Warrants (described in greater detail above under “Prospectus Summary” – “Unit Offering”), as such Warrants are not exercisable until December 26, 2015.

(2)
Percentages are based solely on the Company’s common stock, and do not include 612,943 shares of Series A Convertible Preferred Stock or 8,064,534 shares of Series B Preferred Stock (except in connection with the beneficial ownership of applicable selling stockholders to the extent such selling stockholder holds shares of Series B Preferred Stock which are convertible into common stock) issued and outstanding as of July 24, 2015, which vote one-for-one with the common stock of the Company and are convertible into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations).

(3)
Includes for each holder of Series B Preferred Stock, such holder’s pro rata portion of 2,568,499 shares of common stock being registered in the registration statement of which this prospectus forms a part, which represent common stock which may be issued from time to time in lieu of accrued dividends otherwise payable in cash on such Series B Preferred Stock and/or shares of common stock issuable upon conversion of additional shares of Series B Preferred Stock issued to the Investors in consideration for amounts due as dividends on the Series B Preferred Stock and paid in-kind in Series B Preferred Stock, which pro rata amounts are not included in the “Number of Shares of Common Beneficially Owned Prior to this Offering” column as such shares are not currently beneficially owned and such selling stockholders do not have the right to acquire such securities within 60 days of the applicable date of determination.

(4)
Assumes the sale of all shares offered herein, the conversion of all Series B Preferred Stock and the exercise of all Warrants and sale of all shares of common stock underlying shares of Series B Preferred Stock and Warrants registered herein. Based on 40,278,562 shares of common stock outstanding assuming the conversion in full of all Series B Preferred Stock and exercise in full of all Warrants, assuming no cashless exercise of such Warrants and assuming all accrued dividends on the Series B Preferred Stock are paid in cash.

(5)
The address of the selling stockholder is 767 3rd Ave., 32nd Floor, New York, New York 10017. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP which are beneficially owned by Trellus Management Company, LLC (collectively “Trellus”) and personally by Adam Usdan. Adam Usdan exercises voting and investment power with regard to the securities held by Trellus, Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP.

(6)
The address of the selling stockholder is 125 E. Sir Francis Dr. Blvd. Ste 400, Larkspur, CA 94939.  James E. Douglas Jr. and Jean A. Douglas, as trustees, have beneficial ownership over the shares held by the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust. Beneficial ownership in the table above for the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust includes all securities held by each of such entities due to their common beneficial ownership.

(7)
The address of the selling stockholder is 125 E. Sir Francis Dr. Blvd. Ste 400, Larkspur, CA 94939. James E. Douglas Jr. and Jean A. Douglas, as trustees, have beneficial ownership over the shares held by the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust. Beneficial ownership in the table above for the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust includes all securities held by each of such entities due to their common beneficial ownership.

(8)
The address of the selling stockholder is 262 Harbor Drive, 4th Floor, Stamford, CT 06902. Philip Hempleman exercises voting and investment power with regard to the securities held by Ardsley Partners Renewable Energy Fund, L.P. in his capacity as Portfolio Manager.

(9)
The address of the selling stockholder is P.O. Box 2430, Blaine, Washington 98231. James J. Tiampo, the President of Verbier Management Corp., the General Partner of the selling stockholder, exercises voting and investment power with regard to the securities held by Burguete Investment Partnership, L.P.

(10)
The address of the selling stockholder is 101 California Street, Suite 3250, San Francisco, CA 94111. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. Mr. Kobinger disclaims any such beneficial ownership. CVI is an affiliate of a broker dealer.

(11)
The address of the selling stockholder is 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108. Brian Bythrow exercises voting and investment power with regard to the securities held by Carrhae & Co. fbo Wasatch Micro Cap Value Fund.

(12)
The address of the selling stockholder is c/o Skylands Capital, LLC, 1200 N. Mayfair Road, Suite 250, Milwaukee, WI 53226. Skylands Capital, LLC (“Skylands”) is registered with the SEC under the Investment Advisers Act of 1940, as amended. Skylands provides investment advisory services or sub-investment advisory services to various funds including Skylands Special Investment LLC (“Special”); Skylands Special Investment II LLC (“Special II”); Skylands Quest LLC (“Quest”); and Harbour Holdings Ltd. (“Harbour”). Voting and investment control over the securities held by Special, Special II, Quest and Harbour is exercised by Charles A. Paquelet, as the Manager of Skylands, the Portfolio Manager of Special, Special II, Quest and Harbour. Beneficial ownership in the table above for Special, Special II, Quest and Harbour includes all securities held by each of such entities due to their common voting and investment control.

(13)
The address of the selling stockholder is 245 Palm Trail, Delray Beach, FL 33483. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(14)	The address of the selling stockholder is P.O. Box 7080, San Carlos, CA 94070.
(15)
The address of the selling stockholder is 125 E. Sir Francis Dr. Blvd. Ste 400, Larkspur, CA 94939. James E. Douglas Jr. and Jean A. Douglas, as trustees, have beneficial ownership over the shares held by the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust. Beneficial ownership in the table above for the Alexander Douglas 2K3 Trust, the Amanda Douglas 2K3 Trust and the Jake Douglas 2K3 Trust includes all securities held by each of such entities due to their common beneficial ownership.

(16)
The address of the selling stockholder is 112 Route 39 North, Sherman, Connecticut 06784. Kevin Casey, the Managing Member of KC Gamma Opportunity Fund LP, exercises voting and investment power with regard to the securities held by KC Gamma Opportunity Fund LP.

(17)
The address of the selling stockholder is 1130 Route 46, Suite 22, Parsippany, NJ 07054. Walter Schenker, the manager/principal of the general partner of Maz Partners LP, exercises voting and investment power with regard to the securities held by Maz Partners LP.

(18)
The address of the selling stockholder is 5 Sans Berry Lane, Spring Valley, NY 10977. Ari Kluger, the President of Osher Capital Partners LLC, exercises voting and investment power with regard to the securities held by Osher Capital Partners LLC.

(19)
The address of the selling stockholder is 60 South Sixth Street, Suite 2560, Minneapolis, Minnesota 55402. Robert J. Evans, the Managing Partner of the selling stockholder, exercises voting and investment power with regard to the securities held by Pennington Capital.

(20)
The address of the selling stockholder is 1924 S. Utica Ave, Suite 1120, Tulsa, OK 74104. Phil Frohlich, the Manager of the selling stockholder, exercises voting and investment power with regard to the securities held by Prescott Group Aggressive Small Cap Master Fund, G.P.

(21)
The address of the selling stockholder is c/o Skylands Capital, LLC, 1200 N. Mayfair Road, Suite 250, Milwaukee, WI 53226. Beneficial ownership in the table above for Special, Special II, Quest and Harbour includes all securities held by each of such entities due to their common voting and investment control. See also Footnote 12 above.

(22)
The address of the selling stockholder is c/o Skylands Capital, LLC, 1200 N. Mayfair Road, Suite 250, Milwaukee, WI 53226. Beneficial ownership in the table above for Special, Special II, Quest and Harbour includes all securities held by each of such entities due to their common voting and investment control. See also Footnote 12 above.

(23)
The address of the selling stockholder is c/o Skylands Capital, LLC, 1200 N. Mayfair Road, Suite 250, Milwaukee, WI 53226. Beneficial ownership in the table above for Special, Special II, Quest and Harbour includes all securities held by each of such entities due to their common voting and investment control. See also Footnote 12 above.

(24)
The address of the selling stockholder is 767 3rd Ave., 32nd Floor, New York, New York 10017. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP which are beneficially owned by Trellus and personally by Adam Usdan. Adam Usdan exercises voting and investment power with regard to the securities held by Trellus, Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP.

(25)
The address of the selling stockholder is 767 3rd Ave., 32nd Floor, New York, New York 10017. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP which are beneficially owned by Trellus and personally by Adam Usdan. Adam Usdan exercises voting and investment power with regard to the securities held by Trellus, Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP.

(26)
The address of the selling stockholder is Suite 3200-1021 West Hastings Street, Vancouver, BC, Canada, V6E 0C3. Vertex One Asset Management Inc. (“Vertex One”) is the asset management firm which manages the Vertex Fund, an unincorporated open end investment trust, and the Vertex Growth Fund, a mutual fund trust.  Separate from the shares of Series B Preferred Stock and Warrants beneficially owned by Vertex Fund represented in the table above as held in the name of Investor Company A/C 5J5505D, Vertex Growth Fund beneficially owns 216,800 shares of the Company’s common stock, which are included in Vertex Fund’s beneficial ownership due to the common control of such entities as described below. John Thiessen, the lead Portfolio Manager of Vertex One, exercises voting and investment power with regard to the securities held by Vertex Fund and Vertex Growth Fund and may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Vertex Fund and Vertex Growth Fund.  Vertex One is an unregistered broker-dealer which files reports with the SEC pursuant to Section 13(f) of the Exchange Act. Vertex Fund acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, did not have any arrangements or understandings with any person to distribute such securities.

(27)	The address of the selling stockholder is 727 South 13th Street, Omaha, Nebraska 68102. The beneficial owner of the shares held by Warren Ohio Holdings Co., Inc. is Robert N. Schlott, its Chairman.
(28)
Represents (a) shares of common stock issuable upon conversion of shares of Series B Preferred Stock held by each applicable selling stockholder; (b) shares of common stock issuable upon exercise of Warrants held by each applicable selling stockholder (the number of Warrants held by each selling stockholder which holds Warrants is ½ the total number of shares of Series B Preferred Stock held by each selling stockholder); and (c) each selling stockholder’s pro rata portion of 2,568,499 shares of common stock being registered in the registration statement of which this prospectus forms a part, which represent common stock which may be issued from time to time in lieu of accrued dividends otherwise payable in cash on such Series B Preferred Stock and/or shares of common stock issuable upon conversion of additional shares of Series B Preferred Stock issued to the Investors in consideration for amounts due as dividends on the Series B Preferred Stock and paid in-kind in Series B Preferred Stock, which pro rata amounts are not included in the “Number of Shares of Common Beneficially Owned Prior to this Offering” column as such shares are not currently beneficially owned and such selling stockholders do not have the right to acquire such securities within 60 days. The Series B Preferred Stock and Warrants are described in greater detail above under “Prospectus Summary” – “Unit Offering”.

(29)	Represents outstanding shares of common stock which were issued in connection with the transactions described in greater detail above under “Prospectus Summary” – “Heartland Acquisition”.